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                                                                     EXHIBIT 8.1

                      OPINION OF MUNGER, TOLLES & OLSON LLP

                            AS TO CERTAIN TAX MATTERS

                                November 26, 2001

Countrywide Home Loans, Inc.
Countrywide Credit Industries, Inc.
4500 Park Granada
Calabasas, CA 91302

Ladies and Gentlemen:

               We have acted as your special counsel in connection with the Prospectus Supplement dated November __, 2001 (the "Prospectus Supplement") to the Prospectus dated November __, 2001, included in your Registration Statement on Form S-3 (File Nos. ___________, ________-01, ________-02 and ________-03)
(the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), being filed today with the Securities and Exchange Commission, with respect to the public offering from time to time of Medium-Term Notes, Series K, of Countrywide Home Loans, Inc. (the "Notes").

               We hereby confirm, based on the assumptions and subject to the qualifications and limitations set forth therein, that the statements in the section of the Prospectus Supplement captioned "Certain Federal Income Tax Consequences," to the extent that such statements constitute statements of law, reflect our opinion regarding the material federal income tax consequences of the purchase, ownership and disposition of the Notes. No opinion is expressed on matters other than those specifically referred to herein.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and reference to our opinion under the heading "Validity of Notes" in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                       Very truly yours,

                                       /s/ MUNGER, TOLLES & OLSON LLP